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                                                                    EXHIBIT 23.3



                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

         Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report, or valuation, which purports to have been prepared or certified by the accountant.

         On June 3, 2002, MarineMax, Inc. (the "Company") dismissed Arthur Andersen LLP ("Andersen") as its independent auditor and appointed Ernst & Young LLP to replace Andersen. Prior to the date of this Form S-3, the Andersen partner and engagement team who reviewed the most recent audited financial statements of the Company departed from Andersen. As a result, after reasonable efforts, the Company has been unable to obtain Andersen's written consent to the incorporation by reference in this registration statement of Andersen's report dated October 18, 2001 appearing in the Company's Form 10-K for the fiscal year ended September 30, 2001, and to all references to Andersen included in this registration statement.

         Under these circumstances, Rule 437a of the Securities Act permits the Company to file this Form S-3 without a written consent from Andersen. Accordingly, Andersen will not be liable to those persons purchasing the shares registered under this registration statement, under Section 11(a) of the Securities Act because Andersen has not consented to the incorporation by reference in this registration statement of its report dated October 18, 2001 appearing in the Company's Form 10-K for the fiscal year ended September 30, 2001. The Company believes, however, that other persons who are liable under
Section 11(a) of the Securities Act, including the Company's officers and directors, may still rely on Andersen's audit reports as being made by an expert under the due diligence defense provision of Section 11(b) of the Securities Act. The law in this area remains unsettled, however, and no assurance can be given that a court will find such reliance to be justified.